Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ATLASSIAN CORPORATION

Atlassian Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Atlassian Corporation. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 1, 2022.

2. This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

3. The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Atlassian Corporation has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on September 27, 2022.

Atlassian Corporation, a Delaware corporation

By:	/s/ Stan Shepard
Name:	Stan Shepard
Title:	President and Corporate Secretary

[Signature Page to Atlassian Corporation Certificate of Incorporation]

EXHIBIT A

ARTICLE I

The name of the corporation is Atlassian Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 990,000,000 which are divided into three classes, consisting of 750,000,000 shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), 230,000,000 shares of Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.00001 per share (the “Preferred Stock”).

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. Dividend Rights. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, on an equal priority, pari passu, per share basis, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors, unless different or disproportionate treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting as a separate class.

2. Liquidation Rights. Subject to the rights of the holders of any series of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably on a per share basis all assets of the Corporation available for distribution to its stockholders, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting as a separate class.

3. Redemption. The Common Stock is not redeemable at the option of the holder thereof.

4. Voting Rights. Holders of Class A Common Stock, as such, shall have the right to one vote for each such share held at the record date for the determination of the stockholders entitled to vote on such matters. Holders of Class B Common Stock, as such, shall have the right to ten (10) votes for each such share held at the record date for the determination of the stockholders entitled to vote on such matters. Each holder of shares of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as the same may be amended and/or restated, the “Bylaws”). Except as otherwise expressly provided by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) or as required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters (including the election or removal of directors) submitted to a vote of the stockholders of the Corporation. There shall be no cumulative voting.

5. Subdivision or Combinations. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting as a separate class.

6. Merger, Consolidation or Other Transactions. Any:

(a) consolidation or merger of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the Corporation or the surviving or acquiring entity);

(b) sale or transfer by the Corporation of all or substantially all of its assets (which shall for such purpose include the assets of any direct or indirect subsidiary of the Corporation); or

(c) sale, transfer or issuance or series of sales, transfers and/or issuances of shares of capital stock of the Corporation by the Corporation or the holders thereof in any transactions to which the Corporation is a party, as a result of which the holders of capital stock of the Corporation immediately prior to such sale, transfer or issuance cease to hold at least a majority of the voting power of the capital stock of the Corporation, other than transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof (any such event described in paragraphs (a), (b) or (c), a “Deemed Liquidation Event”), shall be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of Article V(A), Section 2 (unless the Board of Directors shall determine otherwise) and any distribution or payment in respect of the shares of Class A Common Stock and Class B Common Stock upon the consummation of a Deemed Liquidation Event shall be made in accordance with Article V(A), Section 2.

7. Equal Status. Except as expressly provided in this Restated Certificate or as required by applicable law, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

8. Conversion.

(a) Certain Definitions. As used in this Article V(A), the following terms shall have the following meanings:

(i) “Affiliate” means in relation to a person any other person directly or indirectly controlling, controlled by or under common control with such person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise, provided that Affiliates shall not include any portfolio companies of a person.

(ii) “Depositary” means any depositary, clearing agency, custodian, nominee or similar entity appointed under arrangements entered into by the Corporation or otherwise approved by the Board of Directors that holds, or is interested, directly or indirectly, including through a nominee, in, shares of capital stock of the Corporation, or rights or interests in respect thereof, and which issues certificates, instruments, securities or other documents of title, or maintains accounts, evidencing or recording the entitlement of the holders thereof, or account holders, to or to receive such shares, rights or interests.

(iii) “Depositary Interest” means any certificate, instrument, security, depositary receipt, or other document of title issued or created, or interest recorded in an account maintained, by a Depositary to evidence or record the entitlement of the holder, or account holder, to or to receive shares of capital stock of the Corporation, or rights or interests in respect thereof.

(iv) “Permitted Class B Transferee” means, with respect to a holder of shares of Class B Common Stock:

(A) a trust for the benefit of such holder or persons other than such holder, if such transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such holder, in each case so long as such holder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust;

(B) a pension, profit sharing, stock bonus or other type of account, plan or trust of which such holder is a participant or beneficiary, provided that such holder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;

(C) a corporation, partnership or limited liability company in which such holder directly, or indirectly through one or more Permitted Class B Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that such holder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company, as the case may be; or

(D) an Affiliate.

(v) “Threshold” means (i) at any meeting of the stockholders of the Corporation, a number of votes equal to 49.9999% of the aggregate voting power of the total number of votes cast by all stockholders at that meeting (either in person or by proxy); or (ii) in respect of any other matter requiring the consent of a holder of Class B Common Stock and its Permitted Class B Transferees, as applicable, a number of votes equal to 49.9999% of the total voting power of the Corporation’s shares entitled to vote in respect of that matter.

(vi) “Total Shares Outstanding” means, at any particular time, the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding at such time. For the avoidance of doubt, “Total Shares Outstanding” shall not include any options or other rights to acquire capital stock of the Corporation outstanding or any shares of capital stock of the Corporation issuable upon the exercise of such options or rights.

(vii) “Voting Control” means, with respect to a share or other equity interest, the exclusive power (whether directly or indirectly) to vote or direct the voting of such share or other equity interest by proxy, voting agreement or otherwise.

(b) Written Consent of Holders of Class B Common Stock. Each share of Class B Common Stock shall convert into one fully paid and nonassessable share of Class A Common Stock upon the written consent of the holders of an aggregate of at least 66.66% of the total number of outstanding shares of Class B Common Stock.

(c) Election by Holder of Class B Common Stock. A holder of shares of Class B Common Stock may elect at any time to convert any of its shares of Class B Common Stock into fully paid and nonassessable shares of Class A Common Stock on a one-for-one basis by notice in writing to the transfer agent of the Corporation.

(d) Less than 10% of Total Shares Outstanding. Each share of Class B Common Stock shall automatically, without any further action on behalf of the Corporation or otherwise, convert into one fully paid and nonassessable share of Class A Common Stock if the aggregate number of shares of Class B Common Stock then outstanding comprises less than ten percent (10%) of the Total Shares Outstanding.

(e) Transfer to Non-Permitted Transferee. With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder shall automatically, without any further action on behalf of the Corporation or otherwise, convert into one fully paid and nonassessable share of Class A Common Stock upon a transfer of such share of Class B Common Stock by its holder to any person that is not a Permitted Class B Transferee. For the avoidance of doubt, the automatic conversion under this Article V(A), Section 8(e) affects only the shares of Class B Common Stock that are the subject of such transfer.

(f) Effect of Conversion. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Article V(A), Section 8, such conversion shall be deemed to have been made (i) on the date or time (including a time determined by the happening of a future event) specified in the written consent of the requisite holders of Class B Common Stock, (ii) at the time that the transfer agent of the Corporation receives the written notice required from a holder of Class B Common Stock or, if later, at the time or the happening of a future event specified in such written notice, (iii) on the first date that the aggregate number of shares of Class B Common Stock ceases to represent at least ten percent (10%) of the Total Shares Outstanding, or (iv) on the date that the transfer of such shares to any non-Permitted Class B Transferee occurred, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class B Common Stock are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such Class B Common Stock were convertible. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Article V(A), Section 8 shall be automatically cancelled and retired and shall not be reissued. Notwithstanding anything to the contrary herein or otherwise, if any shares of Class B Common Stock outstanding and entitled to vote as of the record date for determining stockholders entitled to vote at any meeting of stockholders are converted into shares of Class A Common Stock after such record date but prior to the final adjournment of such meeting, the shares of Class B Common Stock so converted shall be deemed for purposes of determining the establishment of a quorum and for purposes of voting at such meeting to be outstanding and entitled to vote at such meeting as shares of Class B Common Stock.

(g) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(f) Depositary Interests. Despite any other provisions of this Restated Certificate or the rights attaching to any shares of capital stock of the Corporation, a Depositary may transfer any shares of capital stock of the Corporation held by the Depositary to a holder of a Depositary Interest as part of the surrender of their Depositary Interest and such transfer shall not in any way result in the rights attaching to such shares being varied or, if applicable, result in the automatic conversion of any shares of capital stock of the Corporation in accordance with the provisions of this Article V(A), Section 8.

9. Adjustment in Authorized Common Stock. The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding and the number of shares of Common Stock required to be reserved hereunder to effectuate the conversion of shares of Preferred Stock and the conversion of shares of Class B Common Stock into shares of Class A Common Stock) by the affirmative vote of the holders of a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, subject to the rights of the holders of one or more outstanding series of Preferred Stock, voting as a separate series or together as a class with one or more other series, pursuant to the terms of this Restated Certificate.

10. Administration. The Board of Directors may, from time to time, establish such policies and procedures not in violation of applicable law or this Restated Certificate relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class Common Stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish certificates, affidavits or other proof to the Corporation as may be reasonably necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Board of Directors, acting reasonably and in good faith, as to whether or not a transfer of a share of Class B Common Stock by its holder to any person that is not a Permitted Class B Transferee has occurred and results in a conversion to Class A Common Stock, or as to whether or not another conversion contemplated in Article V(A), Section 8 has occurred, shall be conclusive and binding. All references in this Restated Certificate to a “certificate” or “certificates” representing shares of this Corporation’s capital stock include a notice or notices of issuance of uncertificated shares.

11. Suspension of Voting Power. If a holder of shares of Class B Common Stock would be deemed (by aggregating the voting power of such holder’s shares of Class B Common Stock together with the voting power of the shares of Class B Common Stock held by such holder’s Permitted Class B Transferees) to hold more than 49.9999% of the aggregate outstanding voting power in the Corporation, then, unless the Board of Directors resolves otherwise:

(a) the maximum voting power that may be exercised by such holder and its Permitted Class B Transferees in the aggregate shall not exceed the Threshold;

(b) any voting power purported to be exercised by such holder and its Permitted Class B Transferees (in aggregate) at any meeting of the stockholders of the Corporation or in respect of any other matter requiring their consent (as the case may be) above the Threshold shall be disregarded and not counted as a vote for or against the matter submitted to the stockholders for a vote;

(c) the voting power disregarded pursuant to this Article V(A), Section 11 shall be disregarded for purposes of determining the total outstanding voting power of the capital stock of the Corporation as of the applicable record date; and

(d) the suspension of voting power pursuant to this Article V(A), Section 11 shall be proportionate as between the holder and its Permitted Class B Transferees,

provided that, the suspension of voting power pursuant to this Article V(A), Section 11 shall not apply in the case of a separate class vote of the holders of shares of Class B Common Stock.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, the right to elect directors and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Each director shall hold office until the next annual election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors.

E. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation or removal and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders.

F. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

G. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the total voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

H. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or a Chief Executive Officer of the Corporation and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Restated Certificate inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation, as applicable, with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Restated Certificate (as they may be amended from time to time) or (iv) any action, suit or proceeding asserting an internal corporate claim (as defined in 8 Del. C. Sec. 115) or a claim otherwise implicating the internal affairs of the Corporation; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI

A. In addition to any vote required by applicable law or by this Restated Certificate, the following provisions in this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66.66% of the total voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class: Article V (subject to Section 9 of Article V), Article VI, Article VII, Article VIII, Article IX and this Article XI(A).

B. The Corporation shall not, without the prior affirmative vote of the holders of at least a majority of the outstanding shares of the affected class or classes of Common Stock, each voting as a separate class, in addition to any other vote required by applicable law or this Restated Certificate, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, alter, change, repeal or adopt any provision of this Restated Certificate (i) that alters or changes any of the voting, conversion, dividend or liquidation provisions of the shares of a class of Common Stock or other rights, powers, preferences or privileges of a class of Common Stock; (ii) to increase the number of votes to which each share of the other class of Common Stock is entitled or provide for any rights to a separate class vote of the holders of the shares of the other class of Common Stock other than as provided by this Restated

Certificate or required by the DGCL; or (iii) to otherwise adversely affect the rights, powers, preferences or privileges of the shares of a class of Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of the other class of Common Stock, in each case for so long as any shares of such affected class of Common Stock remain outstanding.

C. If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.